Exhibit 99.1

CIRCUIT CITY STORES, INC. COMPLETES SEPARATION OF CARMAX

Circuit City and CarMax Now Independent, Separately Traded Public Companies

Richmond, Va., October 1, 2002 — Circuit City Stores, Inc. (NYSE:CC) announced today that it has completed the tax-free separation of the CarMax Group by redeeming the outstanding shares of CarMax Group Common Stock and distributing shares of new CarMax, Inc. (NYSE:KMX) common stock.

In the separation, each share of outstanding CarMax Group Common Stock was redeemed in exchange for one share of new CarMax, Inc. common stock. Concurrent with the redemption, a stock dividend of 0.314 of a share of CarMax, Inc. common stock was distributed to shareholders of Circuit City Group Common Stock. Cash will be paid in lieu of the issuance of any fractional shares of CarMax, Inc. common stock.

Also effective today, the Circuit City Group Common Stock has been renamed Circuit City common stock and represents an ownership interest only in the Circuit City business and CarMax, Inc. becomes an independent, separately traded public company. The New York Stock Exchange trading symbols remain CC for Circuit City and KMX for CarMax, Inc.

Today’s separation of CarMax follows the February 2002 authorization by the Circuit City board of directors to pursue separating the CarMax auto superstore business from the Circuit City consumer electronics business. Shareholders approved the separation and several related proposals at a special meeting held on September 10, 2002.

“I believe that both CarMax and Circuit City have what it takes to capitalize on their many opportunities and succeed as independent companies,” said W. Alan McCollough, chairman, president and chief executive officer of Circuit City. “With substantial improvement over the past three years and an aggressive expansion plan underway, CarMax has proven that customers enthusiastically embrace its unique offer, and it has the processes, systems and people in place to deliver that offer as an independent company. Circuit City management remains intensely focused on its current strategic initiatives and its commitment to creating enjoyable shopping experiences through exceptional customer service. Separating Circuit City and CarMax should provide benefits to both companies as each management team will be better able to focus on their business’ specific needs and to allocate resources and capital most appropriately.”

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Circuit City Stores, Inc.

ABOUT CIRCUIT CITY STORES, INC.

Circuit City is a leading national retailer of brand-name consumer electronics, personal computers and entertainment software. With headquarters in Richmond, Va., Circuit City Stores, Inc. operates 606 Circuit City Superstores and 17 mall-based Circuit City Express stores, giving it more locations in more markets than any other consumer electronics specialty retailer. For more information, access the company’s Web site at www.circuitcity.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, which are subject to risks and uncertainties, including, but not limited to, risks associated with the separation of the CarMax business from Circuit City Stores, Inc. Additional discussion of the factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the Circuit City Stores, Inc. SEC filings, including the proxy statement/prospectus related to the separation.

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Contacts:	Ann Collier, Vice President of Financial and Public Relations, (804) 527-4058; Celeste Gunter, Director of Investor Relations, (804) 418-8237